CUSTOMER AGREEMENT

                  SALOMON SMITH BARNEY AAA ENERGY FUND L.P. II

     This Customer Agreement made and entered into as of the 31st day of May 2002, by and among SALOMON SMITH BARNEY AAA ENERGY FUND L.P. II, a New York limited partnership (the "Partnership"), and SALOMON SMITH BARNEY INC., a Delaware corporation ("SSB"), and solely for purposes of Paragraph 4, SB AAA MASTER FUND LLC, a New York limited liability company.

                              W I T N E S S E T H :

     WHEREAS, the Partnership, formed on March 25, 2002, has been organized to engage in the speculative trading of commodity interests, including, but not limited to, futures contracts, options, spot, swap and forward contracts; and

     WHEREAS the Partnership intends to pursue this objective initially by investing substantially all of its assets in SB AAA Master Fund LLC (the "Master Fund");

     WHEREAS, Smith Barney Futures Management LLC, a Delaware limited liability company ("SBFM"), is the general partner of the Partnership and is registered as a commodity pool operator with the Commodity Futures Trading Commission ("CFTC") and is a member of the National Futures Association ("NFA"); and

     WHEREAS, the Partnership and SSB wish to enter into this Customer Agreement setting forth the terms and conditions upon which SSB will perform brokerage and other services for the Partnership;

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, it is agreed as follows:

     1. Appointment of Broker/Dealer and Opening of Account. The Partnership hereby appoints SSB as its commodity broker/dealer through whom the Partnership will execute trades in commodity interests including futures contracts, options, spot, swap and forward contracts. As soon as practicable following the conclusion of the Initial Offering Period (as defined in the Private Placement Offering Memorandum and Disclosure Document of the Partnership) of the units of limited partnership interest in the Partnership (the "Units"), provided at least 10,000 Units are sold, the Partnership shall deposit or cause to be deposited the partners' capital contributions in a commodity brokerage account with SSB, and will maintain all of its assets, as they from time to time exist, in such account except for such amounts as may be necessary or desirable to be maintained in a bank account or with a broker to facilitate trading in interbank forward foreign currency transactions and the payment of Partnership expenses, redemptions or distributions. The Partnership shall execute such other documents as shall be necessary or appropriate to permit SSB to perform its services hereunder.

     2. Services of SSB. SSB agrees to use its best efforts to effect transactions for the Partnership's account. SSB agrees to assist the Partnership or the General Partner in performing various functions. These include: (a) calculating the Partnership's Net Assets and Net Asset Value (as such terms are defined in the Partnership's Limited Partnership Agreement) at such times as may be required, (b) calculating any fees or allocations due the Partnership's trading advisor (the "Advisor"), (c) preparing and confirming financial information for annual or interim audits and reports and (d) establishing procedures for effecting redemptions, cash distributions and the liquidation of the Partnership upon termination. SSB further agrees to furnish clerical and bookkeeping support for the administration of the Partnership.

     3. Brokerage and Other Fees. (a) With respect to transactions entered on its behalf (either directly or through the Master Fund), the Partnership will pay Salomon Smith Barney a brokerage commission equal to $18.00 per round turn futures transaction and $9.00 per side on options transactions. The Partnership will pay Salomon Smith Barney the same brokerage commission on a futures equivalent basis for swap and forward transactions entered on its behalf. Brokerage commissions are inclusive of applicable floor brokerage. The Partnership shall also pay all National Futures Association, exchange, clearing, user and give-up fees, or shall reimburse SSB for all such fees previously paid by SSB on behalf of the Partnership. SSB's fee may be increased or decreased at any time at SSB's discretion upon notice to the Partnership.

     (b) Reimbursement of Offering and Organizational Expenses. SSB will initially bear all of the offering and organizational expenses related to the Initial Offering Period, which are estimated at $75,000. Offering and organizational expenses will be reimbursed to SSB from the Partnership, plus interest at the prime rate quoted by JPMorgan Chase Bank, over the first 12 months after trading commences. Offering expenses incurred in the Continuous Offering will be paid by the Partnership.

     4. Payment of Interest. All of the assets of the Partnership which are deposited in the Partnership's accounts at SSB will be deposited and maintained in cash or in U.S. government securities, either in its account or the Master Fund's account. During the term of this Agreement, SSB will, within ten (10) days following the end of each calendar month, credit the Partnership's brokerage accounts with a sum representing interest on the Partnership's allocable share of eighty percent (80%) of the average daily equity maintained in cash in such accounts and/or the Master Fund's account during each month (i.e., the sum of the daily cash balances in such accounts divided by the total number of calendar days in that month) at a 30-day Treasury bill rate determined weekly by SSB based on the average non-competitive yield on 3-month U.S.
Treasury bills maturing in 30 days (or on the closest maturity date thereto) from the date on which such weekly rate is determined. The equity maintained in cash in the account on Saturdays, Sundays and holidays shall be the equity maintained in cash in the account as of the close of business on the immediately preceding business day. Salomon Smith Barney may place up to 100% of the Master Fund's assets into 90-day U.S. Treasury bills, in which case the Master Fund agrees that it shall cause the Partnership to receive its allocable share of eighty percent (80%) of the interest earned on Treasury bills purchased for the Master Fund. Salomon Smith Barney will retain twenty percent (20%) of the interest earned on the Treasury bills.

     5. Trading Authorization. The General Partner has entered into an Advisory Agreement with AAA Capital Management, Inc. (the "Advisor") as the Partnership's advisor. Pursuant to the Advisory Agreement, the Partnership's Advisor shall have discretion to order purchases and sales of commodity interests including futures contracts, options, spot, swap and forward contracts. SBFM as the Partnership's general partner may allocate or reallocate all or a portion of the Partnership's assets among trading programs operated by the Partnership's Advisor or select or appoint additional or replacement trading advisors. SSB is hereby authorized to execute all orders placed by the Advisor for the account of the Partnership until notified by SBFM to the contrary, and shall have no obligation to inquire into the reason for or method of determining such orders, nor any obligation to monitor such orders in relation to the Partnership's trading policies. The provisions of this Paragraph 5 shall apply with equal force and effect to any other commodity trading advisor designated in the future by SBFM.

     6. Terms of the Account. The following terms and conditions shall be applicable to the Partnership's account:

    (a) The word "property" is used herein to mean securities of all kinds, monies, options, commodities and contracts for the future delivery of, or otherwise relating to, commodities or securities and all property usually and customarily dealt in by brokerage firms.

     (b) All transactions for the Partnership's account shall be subject to the regulations of all applicable federal, state and self-regulatory agencies including, but not limited to, the various commodity exchanges and the constitutions, rules and customs, as the same may be constituted from time to time, of the exchange or market (and its clearing house, if any) where executed. Actual deliveries are intended on all transactions. The Partnership also agrees not to exceed the speculative position limits for its own account, acting alone or in concert with others, and promptly to advise SSB if it is required to file reports of its commodity positions with the Commodity Futures Trading Commission.

     (c) Any and all property belonging to the Partnership, or in which it may have an interest, held by SSB or carried in the Partnership's account (either individually or jointly with others) shall be subject to a general lien for the discharge of the Partnership's obligations to SSB, wherever or however arising and without regard to whether or not SSB has made advances with respect to such property, and SSB is hereby authorized to sell and/or purchase any and all property in the Partnership's account without notice to satisfy such general lien.

     (d) The Partnership agrees to maintain such collateral and/or margin as SSB may, in its discretion, require from time to time and will pay on demand any amount owing with respect to its account. Against a "short" position in any commodity contract, prior to the maturity thereof, the Partnership will give SSB instructions to cover, or furnish SSB with all necessary delivery documents, and in default thereof, SSB may, without demand or notice, cover the contracts, or if an order to buy in such contracts cannot be executed under prevailing conditions, SSB may procure the actual commodity and make delivery thereof upon any terms and by any method which may be feasible. It is further agreed that if the Partnership fails to receive sufficient funds to pay for any commodities and commodity futures contracts and/or to satisfy any demands for original and/or variation margin, SSB may, without prior demand and notice, sell any property held by it in the Partnership's account and any loss resulting therefrom will be charged to the Partnership's account.

     (e) SSB may, whenever in its discretion it considers it necessary for its protection, sell any or all property held in the Partnership's account, cancel any open orders for the purchase or sale of any property with or without notice to the Partnership, and SSB may borrow or buy in any property required to make delivery against any sales, including a short sale, effected for the Partnership. Such sale or purchase may be public or private and may be made without advertising or notice to the Partnership and in such manner as SSB may, in its discretion, determine, and no demands, calls, tenders or notices which SSB may make or give in any one or more instances shall invalidate the aforesaid waiver on the Partnership's part. At any such sale SSB may purchase the property free of any right of redemption and the Partnership shall be liable for any deficiency in its account.

     (f) SSB and the Partnership agree that the parties shall have the right to offset any unrealized gains and losses on the Partnership's open positions and to net any open orders for the purchase or sale of any property of the Partnership.

     (g) The Partnership agrees to pay service fees and/or interest charges upon its account monthly at the prevailing and/or allowable rates according to the laws of the State of New York, as determined by SSB at the time of the acceptance of this Agreement in its New York office and thereafter.

     (h) If any provisions herein are or should become inconsistent with any present or future law, rule or regulation of any sovereign government or a regulatory body having jurisdiction over the subject matter of this Agreement, such provision shall be deemed to be rescinded or modified in accordance with any such law, rule or regulation. In all other respects, this Agreement shall continue and remain in full force and effect.

     7. Indemnification. (a) In any action, suit, or proceeding to which SSB was or is a party or is threatened to be made a party by reason of the fact that it is or was the commodity broker for the Partnership (other than an action by or in the right of the Partnership), the Partnership shall indemnify and hold harmless SSB, subject to subparagraph (c), against any loss, liability, damage, cost, expense (including attorneys' fees and accountants' fees), judgments and amounts paid in settlement actually and reasonably incurred by it in connection with such action, suit or proceeding if SSB acted in good faith and in a manner it reasonably believed to be in the best interests of the Partnership, except that no indemnification shall be made in respect of any claim, issue or matter which as to SSB constituted negligence, misconduct or breach of its fiduciary obligations to the Partnership, unless, and only to the extent that, the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, SSB is fairly and reasonably entitled to indemnification for such expenses which such court shall deem proper; and further provided that no indemnification shall be available from the Partnership if such indemnification is prohibited by
Section 16 of the Partnership's Limited Partnership Agreement. The termination of any action, suit or proceeding by judgment, order or settlement shall not, of itself, create a presumption that SSB did not act in good faith, and in a manner which it reasonably believed to be in or not opposed to the best interests of the Partnership.(b) To the extent that SSB has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subparagraph (a) above, or in defense of any claim, issue or matter therein, the Partnership shall indemnify it against the expenses, including attorneys' fees, actually and reasonably incurred by it in connection therewith.

     (c) Any indemnification under subparagraph (a) above, unless ordered by a court, shall be made by the Partnership only as authorized in the specific case and only upon a determination by independent legal counsel in a written opinion that indemnification is proper in the circumstances because SSB has met the applicable standard of conduct set forth in subparagraph (a) above.

     (d) The term SSB as used in this Paragraph 7 shall include SSB, its officers, directors, stockholders, employees and affiliates.

    8. Termination. This Agreement may be terminated at any time by either party hereto upon notice to the other, in which event the brokerage accounts shall be closed and all positions open at such time shall be liquidated or shall be transferred to another broker as directed by the Partnership.

     9. Miscellaneous. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement shall be governed by the laws of the State of New York.

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first above written.











                  SALOMON SMITH BARNEY AAA ENERGY FUND L.P. II

By: Smith Barney Futures Management LLC
(General Partner)

By: /s/ David J. Vogel
David J. Vogel
President and Director

                             SB AAA MASTER FUND LLC
                       (for purposes of Paragraph 4 only)

By: Smith Barney Futures Management LLC
(General Partner)

By: /s/ David J. Vogel
David J. Vogel
President and Director

SALOMON SMITH BARNEY INC.
(Commodity Broker/Dealer)
By: /s/ David J. Vogel
David Vogel
Managing Director